Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3/A No. 333-116667) and related Prospectus of Cooper Cameron Corporation for the registration of $238,000,000 of convertible senior debentures due 2024 and to the incorporation by reference therein of our reports dated January 27, 2004, with respect to the consolidated financial statements of Cooper Cameron Corporation incorporated by reference in its Annual Report (Form 10-K/A) for the year ended December 31, 2003 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
July 13, 2004